UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):           December 18, 2009

Sotheby’s (Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue New York, NY	10021

(Address of principal executive offices)	(Zip Code)

(212) 606-7000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On December 18, 2009, Sotheby’s, a Delaware corporation (the “Company”) entered into severance agreements that will become effective on January 1, 2010 with each of Bruno Vinciguerra, Executive Vice President and Chief Operating Officer of the Company, and Mitchell Zuckerman, Chairman of Sotheby’s Financial Services, Inc., a Company subsidiary. A brief summary of certain terms of these agreements is included below.

          The following summaries are qualified in their entirety by reference to Mr. Vinciguerra’s and Mr. Zuckerman’s severance agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively. All initially capitalized terms used in the following summaries have the meanings ascribed to those terms in each executive’s respective severance agreement.

          The severance benefits provided to Mr. Vinciguerra and Mr. Zuckerman under their respective severance agreements are in lieu of any other severance benefits to which either of them may be entitled under the Sotheby’s, Inc. Severance Plan or otherwise.

Bruno Vinciguerra

          If, between January 1, 2010 and December 31, 2013, Mr. Vinciguerra is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (“Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company twice his annual base salary at the time of termination plus two months of that salary for each full year of employment with the Company and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of twelve months plus one additional month for each full year of employment with the Company (not to exceed eighteen months).

          A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Vinciguerra receiving payment only of the Accrued Obligations.

          In exchange for the described severance benefits, Mr. Vinciguerra has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason as well as to a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant. Additionally, to receive severance benefits other than Accrued Obligations, Mr. Vinciguerra must deliver a release of all claims against the Company and its affiliates.

Mitchell Zuckerman

          If, between January 1, 2010 and December 31, 2013, Mr. Zuckerman is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company three times his annual base salary at the time of termination plus an amount equal to the total cash incentive compensation actually paid to him for the three years preceding the year in which the termination occurs and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of 18 months.

          A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Zuckerman receiving payment only of the Accrued Obligations.

          In exchange for the described severance benefits, Mr. Zuckerman has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason as well as to a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant. Additionally, to receive severance benefits other than Accrued Obligations, Mr. Zuckerman must deliver a release of all claims against the Company and its affiliates.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Severance Agreement, dated December 18, 2009 but effective as of January 1, 2010, between the Company and Bruno Vinciguerra.

10.2	Severance Agreement, dated December 18, 2009 but effective as of January 1, 2010, between the Company and Mitchell Zuckerman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S

By:	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Executive Vice President,
Worldwide General Counsel and Secretary

Date:	December 23, 2009